Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-133865; 333-85648; 333-71974; 333-58474; and 333-82529), Form S-4 (File Nos. 333-40646 and 333-78219) and Form S-8 (File Nos. 333-124690; 333-56117; 333-52536; 333-64168; and 333-45629) of Raytheon Company of our report dated February 22, 2007, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/    PricewaterhouseCoopers LLP

Boston, Massachusetts

February 22, 2007